EXHIBIT 99.2

          American River Bankshares Appoints Dorene C. Dominguez to its
                               Board of Directors


Sacramento, CA, March 22, 2007 - The Board of Directors of American River Bankshares [NASDAQ-GS: AMRB] today announced that it has appointed Dorene C. Dominguez to the Company's Board of Directors and increased the size of the Board from eight to nine Members.

"Dorene is an exciting addition to an already exceptional and well-rounded Board," said David T. Taber, President and CEO of American River Bankshares. "Her business acumen and experience will be helpful in continuing to build shareholder value as well as our Company's reputation as the premier business bank in the communities we serve."

Dorene Dominguez is President of Vanir Group of Companies, which includes Vanir Development Company, Vanir Construction Management and Vanir Construction Company. Ms. Dominguez also created Vanir Financial Services, which owns Vanir Securities, a licensed broker-dealer.

Headquartered in Sacramento, CA and operating 16 offices throughout the United States, the Vanir Companies is a leader in the fields of real estate development, construction and construction management. The Companies have successfully completed over $8.5 billion in real estate developments, design-build lease and construction services.

Ms. Dominguez currently holds leadership roles with New America Alliance, National Council of La Raza (NCLR), Latin Business Association, the Society of Hispanic Professional Engineers, HOPE (Hispanas Organized for Political Equality) and is a Governor Appointee to the California State Medical Board.

She is a Notre Dame Trustee in the Arts & Letter Latino Studies Program and is also the founder of the Vanir Foundation, whose philanthropic commitments focus on financial literacy, adoption of schools and health-related concerns.

Ms. Dominguez has a B.A. in Business Administration from Notre Dame University and has earned a Certificate for Corporate Governance from the Center for Business and Government, John F. Kennedy School of Government, Harvard University.

American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank (ARB), a community business bank serving the Greater Sacramento Area in California that operates a family of financial services providers, including North Coast Bank [a division of ARB] in Sonoma County and Bank of Amador [a division of ARB] in Amador County. For more information, please call (916) 851-0123 or visit www.amrb.com; www.americanriverbank.com; www.northcoastbank.com; www.bankofamador.com.

                            Forward-Looking Statement

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company's businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2006, and in reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise.

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